Exhibit (10)(b)

McDONALD’S EXCESS BENEFIT

AND DEFERRED BONUS PLAN

Section 1

Introduction

1.1 The Plan. McDonald’s Corporation (the “Company”) hereby amends and restates the McDonald’s Excess Benefit and Deferred Bonus Plan, as set forth herein, effective January 1, 2011 (the “Plan”). The Plan was initially established effective January 1, 2005 as a successor plan to the McDonald’s Corporation Supplemental Profit Sharing and Savings Plan (the “Supplemental Plan”). The Plan, as initially established, has been amended and restated effective as of January 1, 2005 and as of January 1, 2008. The Supplemental Plan was amended in response to the enactment of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to suspend deferrals into that plan for years after 2004.

1.2 Applicability. The provisions of this Plan, as herein amended and restated, shall apply to amounts credited to Participants’ Accounts on or after January 1, 2011; provided, however, that the terms of the Plan in effect from January 1, 2005 to December 31, 2007 shall apply to distributions from the Accounts of any Participant who had a separation from service (as defined under the terms of the Plan in effect at from January 1, 2005 to December 31, 2007) on or after January 1, 2005 and prior to January 1, 2008.

1.3 Purposes and Features of Plan.

(a)	The purposes of the Plan are (i) to provide a select group of employees with the opportunity to elect to defer compensation under the “Deferred Bonus Feature” of the Plan, and (ii) to provide a select group of employees who participate in the McDonald’s Corporation Profit Sharing and Savings Plan (the “Profit Sharing Plan”) with deferred compensation under the “Excess 401(k) Contributions Feature” of the Plan in excess of the maximum amount of 401(k) contributions and matching employer contributions that may be contributed on their behalf under the Profit Sharing Plan, absent the Limits described in Section 3.2(d) below.

(b)	The “Participants” in each feature of the Plan will be a select group of management or highly compensated employees of the Company or an Adopting Subsidiary. The Participants in the Deferred Bonus Feature are described in Section 2 below. The “Participants” in the Excess 401(k) Contributions Feature are described in Section 3 below.

1.4 Administration. The Plan shall be administered by a committee of three officers of the Company (the “Committee”), the members of which shall be appointed from time to time by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Committee shall have the powers set forth in the Plan and the power to interpret its provisions. Any decisions of the Committee shall be final and binding on all persons with regard to the Plan. The Company and the Adopting Subsidiaries shall furnish the Committee or its delegate such evidence, data and information as the Committee or its delegate may reasonably request in the discharge of its duties. Participants and Beneficiaries shall also furnish the Committee or its delegate such evidence, data and information (including, without limitation, current address, phone numbers, Social Security numbers, death certificates, etc.) as the Committee or its delegate may reasonably request in the discharge of its duties.

1.5 Compliance with Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code and final regulations, rulings and other applicable guidance issued thereunder (collectively, “Section 409A”), and shall be interpreted and administered accordingly.

1.6 Defined Terms. Capitalized terms used in this Plan that are not defined herein have the same meaning as the same term in the Profit Sharing Plan. An index of terms defined in the Plan is attached hereto as Exhibit A.

Section 2

Deferred Bonus Feature: Participation and Deferral Elections

2.1 Eligibility and Participation. Subject to the conditions and limitations of the Plan, an individual shall be eligible to participate in the Deferred Bonus Feature of the Plan for a calendar year (a “Deferred Bonus Eligible Employee”) if, on the applicable Election Due Date (as defined in Section 4.1) for such year, the individual is an employee of the Company who is in the Direction Compensation Band of the Company or above (or an employee of an Adopting Subsidiary who is in a comparable compensation band). Any Deferred Bonus Eligible Employee who, in accordance with Sections 2.3 and 4 below, makes an Annual Bonus Deferral Election (as described in Section 2.2(a) below) or a Long-Term Bonus Deferral Election (as described in Section 2.2(b) below) shall become a Participant and shall remain a Participant until the entire balance of the Participant’s Account is distributed.

2.2 Deferral Elections. Subject to Sections 2.3 and 4 below:

(a)	Any Deferred Bonus Eligible Employee may make an election (an “Annual Bonus Deferral Election”) to defer receipt of all or any portion (in 1% increments) of the annual performance-based incentive compensation (an “Annual Bonus”) that he or she may receive for a particular year under the McDonald’s Target Incentive Plan, any successor annual bonus plan of the Company, or any annual bonus plan of an Adopting Subsidiary, in which the Deferred Bonus Eligible Employee participates (collectively, the “Annual Bonus Plan”).

(b)	Any Deferred Bonus Eligible Employee may make an election (a “Long-Term Bonus Deferral Election”) to defer receipt of all or any portion (in 1% increments) of the long-term cash performance-based compensation (“Long-Term Cash Bonus”) that he or she may receive for a particular performance cycle under the McDonald’s Cash Performance Unit Plan, any successor long-term cash bonus plan of the Company, or any long-term cash bonus plan of an Adopting Subsidiary, in which the Deferred Bonus Eligible Employee participates (collectively, the “Long-Term Cash Bonus Plan”).

(c)	No other forms of compensation (including, but not limited to, sign on bonuses, officers’ discretionary bonuses, severance or exit bonuses or restricted stock units) paid by the Company or any Adopting Subsidiary and no compensation paid by any affiliate of the Company that is not an Adopting Subsidiary may be deferred under the Deferred Bonus Feature of the Plan.

The amounts deferred by a Participant pursuant to this Section 2.2 shall be credited to the Participant’s Account in accordance with Section 5.1.

2.3 Rules for Bonus Deferral Elections. Bonus Deferral Elections shall be made in accordance with Section 4 below. Participants shall make separate Annual Bonus Deferral Elections and Long-Term Bonus Deferral Elections. The first Annual Bonuses that may be deferred pursuant to an Annual Bonus Deferral Election made under Section 2.2(a) of this amendment and restatement of the Plan shall be the Annual Bonus for 2010 that, in the absence of a Bonus Deferral Election, would be paid in the first quarter of 2011. The first Long-Term Cash Bonus payable under the Long-Term Cash Bonus Plan that may be deferred pursuant to a Long-Term Bonus Deferral Election made under Section 2.2(b) shall be the Long-Term Cash Bonus payable with respect to the 2010-2012 performance cycle.

Notwithstanding any provision herein to the contrary, an Annual Bonus may be deferred pursuant to an Annual Bonus Deferral Election only if and to the extent such Annual Bonus qualifies as “performance-based compensation” within the meaning of Treasury Regulation Section 1.409A-1(e), unless such Annual Bonus is payable to a Participant who participates in the McDonald’s Corporation Executive Retention Replacement Plan (the “ERRP”).

Section 3

Excess 401(k) Contributions Feature of Plan:

Participation and Deferral Elections

3.1 Eligibility and Participation. Subject to the conditions and limitations of the Plan, an individual shall be eligible to participate in the Excess 401(k) Contributions Feature of the Plan (an “Excess 401(k) Contributions Eligible Employee”) for a calendar year (the “Specified Year”) if:

(a)	the individual (i) is an employee of the Company in the Direction Compensation Band of the Company or above (or an employee of an Adopting Subsidiary in a comparable compensation band) on the Election Due Date for such Specified Year, and (ii) is eligible to participate in the employer matching contribution feature under the Profit Sharing Plan of January 1 of the Specified Year;

(b)	the individual has Annualized Compensation (as defined below) determined as of a date within the calendar year preceding the Specified Year as determined by the Committee (the “Compensation Determination Date”) in an amount that exceeds the applicable dollar amount in effect under Code Section 414(q)(1)(B)(i) for the year preceding the Specified Year; and

(c)	the individual has Compensation (as defined in Section 3.2(c)) during the Specified Year.

An employee’s “Annualized Compensation” shall equal the sum of the employee’s annual base salary as of the Compensation Determination Date plus the employee’s Annual Bonus received under an Annual Bonus Plan in the year that includes the Compensation Determination Date (in each case determined without regard to the employee’s elective deferrals under this Plan, the Profit Sharing Plan or otherwise).

Any Excess 401(k) Contributions Eligible Employee who makes an Excess 401(k) Contributions Deferral Election in accordance with the requirements of Sections 3.3 and 4 below and whose Account is thereafter credited with amounts pursuant to Section 3.2 below shall become a Participant and shall remain a Participant until the entire balance of the Participant’s Account is distributed.

3.2 Benefits.

(a)	Each Excess 401(k) Contributions Eligible Employee may make an election (an “Excess 401(k) Contributions Deferral Election”) for a Specified Year to defer receipt of the percentage (in 1% increments) of his or her Compensation (as defined in Section 3.2(c) below) specified in his or her Excess 401(k) Contributions Deferral Election. An Excess 401(k) Contributions Eligible Employee’s Excess 401(k) Contributions Deferral Election will be treated both as an Annual Deferral Election (as defined in Section 4.1(a)) under this Plan and as a 401(k) election under the Profit Sharing Plan. The amounts deferred pursuant to an Excess 401(k) Contributions Deferral Election are referred to as “Elective Deferrals.” A Participant’s Elective Deferrals for a Specified Year will first be contributed to the Profit Sharing Plan as 401(k) contributions in accordance with the terms of the Profit Sharing Plan until the amounts so contributed reach the Limits (as defined in Section 3.2(d) below) for the Specified Year. The Participant’s Elective Deferrals in excess of the Limits for such Specified Year shall be credited to his or her Account pursuant to Section 5.1.

(b)	The Account of each Excess 401(k) Contributions Eligible Employee who makes an Excess 401(k) Contributions Deferral Election for a Specified Year shall also be credited with an amount equal to the excess of (i) the amount of matching employer contributions that would be allocated to the Participant’s accounts under the Profit Sharing Plan for the Specified Year if the entire amount of his or her Elective Deferrals for the Specified Year had been contributed to the Profit Sharing Plan and the Limits did not apply, over (ii) the amount of matching employer contributions actually allocated to his or her accounts under the Profit Sharing Plan for the Specified Year. Notwithstanding the foregoing, if a Participant ceases to be an eligible employee under the Profit Sharing Plan prior to the first day of a Specified Year, the matching employer contributions for such Specified Year will be determined with regard to “Mandatory 401(k) Match” but without regard to the “Discretionary 401(k) Match” (as those terms are defined is the Profit Sharing Plan) for such Specified Year.

(c)	For purposes of this Section 3, “Compensation” means compensation as defined in the Profit Sharing Plan, but determined without regard to the limitations imposed under Section 401(a)(17) of the Code; provided, however, that if an Excess 401(k) Contributions Eligible Employee has made an Annual Bonus Deferral Election under Section 2 for a Specified Year, (i) for purposes of determining the amount of a Participant’s Elective Deferrals for the Specified Year, his or her Compensation will not include the portion of any Annual Bonus paid during the Specified Year that was deferred pursuant to his or her Annual Bonus Deferral Election for such Specified Year; and (ii) for purposes of determining the amount of the Participant’s matching employer contributions described in Section 3.2(b)(i) for the Specified Year, the Participant’s Compensation will be determined without regard to his or her Annual Bonus Deferral Election for such Specified Year. In addition, for purposes of determining the amount of a Participant’s Elective Deferrals for a Specified Year, his or her Compensation for such Specified Year will include the portion, if any, of his or her Annual Bonus paid during the Specified Year even if the Participant has ceased to be an eligible employee under the Profit Sharing Plan prior to the payment of such Annual Bonus.

(d)	For purposes of this Plan, the “Limits” means the limitations imposed on the maximum amount of elective contributions and matching contributions that may be contributed on behalf of the Excess 401(k) Contributions Eligible Employee under the Profit Sharing Plan as a result of the application of the maximum aggregate contributions imposed under Code Section 415, the maximum amount of compensation that may be taken into account under Code Section 401(a)(17) and the maximum amount of elective deferrals imposed under Code Section 402(g).

3.3 Rules for Excess 401(k) Contributions Deferral Election. An Excess 401(k) Contributions Deferral Eligible Employee shall receive the benefits provided for in Section 3.2 for a Specified Year only if he or she makes an Excess 401(k) Contributions Deferral Election in accordance with Section 4 below to participate in the Excess 401(k) Contributions Feature of the Plan and to make 401(k) contributions under the Profit Sharing Plan for the Specified Year. The first Specified Year under this restatement of the Plan shall be the 2011 calendar year.

Section 4

Rules for Deferral Elections

4.1 Timing for Deferral Elections. For purposes of this Section, the term “Deferral Election” shall refer to Annual Bonus Deferral Elections, Long-Term Bonus Deferral Elections and Excess 401(k) Contributions Deferral Elections, collectively.

(a)

Annual Bonus Deferral Elections and Excess 401(k) Contributions Deferral Elections. All Annual Bonus Deferral Elections and Excess 401(k) Contributions Deferral Elections (collectively the “Annual Deferral Elections”) for a specified year must be returned to the Committee no later than the date specified for such year by the Committee (the “Election Due

Date”), but in no event later than: (i) in the case of an Excess 401(k) Contributions Deferral Election, June 30 of the calendar year prior to the Specified Year and (ii) in the case of an Annual Bonus, the date that is six months prior to the last day of the performance period for which the Annual Bonus is earned.

(b)	Special Election Due Date for Executive Retention Replacement Plan Participants. Notwithstanding the provisions of Section 4.1(a) of the Plan to the contrary, if a Participant participates in the ERRP, the Election Due Date shall be no later than (i) in the case of an Excess 401(k) Contributions Deferral Election, December 31 of the second calendar year preceding the Specified Year and (ii) in the case of an Annual Bonus (including an Annual Bonus that fails to qualify as performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e)), December 31 of the year immediately preceding the year in which the performance period for which the Annual Bonus is earned begins.

(c)	Long-Term Bonus Deferral Elections. The Long-Term Bonus Deferral Election for the Long-Term Cash Bonus payable with respect to any performance cycle must be returned to the Committee no later than the Election Due Date specified by the Committee with respect to such performance cycle, but in no event later than December 31 of the calendar year preceding the calendar year in which the performance cycle for such Long-Term Cash Bonus begins.

Except as otherwise specifically provided in this Plan, each Deferral Election shall become irrevocable by the Participant or the Company after the Election Due Date applicable to such Deferral Election. Each Annual Deferral Election shall apply only to the year for which such Annual Deferral Election was made. Each Long-Term Bonus Deferral Election shall apply only to the Long-Term Cash Bonus with respect to which such Long-Term Bonus Deferral Election was made.

4.2 Payment Form Election. At the time a Participant makes a Deferral Election, the Participant must also elect to receive distributions of the amounts credited to his or her Account pursuant to such Deferral Election (and any investment earnings credited thereto) either in the form of a single lump sum or in installments. A separate distribution form election will be made with respect to each Deferral Election. Notwithstanding the foregoing, all amounts deferred pursuant to any Deferral Election made on or before December 31, 2004 (and the investment earnings credited thereto) will be distributed in a single lump sum. If a Participant fails to elect a form of distribution in a Deferral Election, all amounts credited to the Participant’s Account pursuant to such Deferral Election will be distributed in a single lump sum.

The first time that a Participant elects to have any portion of the amounts credited to his or her Account under this Plan distributed in the form of installments, the Participant must also elect the frequency of the installment payments (i.e., monthly, quarterly or annual) and the duration of the installment payments (with a minimum of 2 years and a maximum of 15 years). Except as provided in Section 6.6, once a Participant elects the frequency and duration of installment payments, such election shall be irrevocable and will apply to all installments payable to the Participant under this Plan.

Except as provided in Section 6.1 or 6.2, a payment form election made pursuant to this Section 4.2 with respect to the amounts credited to a Participant’s Account deferred pursuant to a Deferral Election shall be irrevocable.

Section 5

Accounts

5.1 Accounts.

(a)	A bookkeeping account shall be established in each Participant’s name (an “Account”). The Account of each individual who is a Participant in both the Deferred Bonus Feature and the Excess 401(k) Contributions Feature of the Plan shall be divided into two subaccounts, one representing the amounts credited to the Participant’s Account pursuant to Section 2 above of the Plan, and the other representing the amounts credited to the Participant’s Account pursuant to Section 3 above, in each case, as adjusted pursuant to Section 5.2 below and as a result of distributions from the Account. The Participant’s Accounts shall be further subdivided into (i) a lump sum subaccount to which shall be credited amounts that the Participant has elected to receive in the form of a single lump sum payment when the Account is distributed, and (ii) an installment subaccount to which shall be credited amounts that the Participant has elected to receive in the form of installments when the Account is distributed.

(b)	The Participants’ Accounts may be further subdivided as the Committee may from time to time determine to be necessary or appropriate, including without limitation, to reflect different sources of credits to the Accounts and different deemed investments thereof and to distinguish between amounts deferred by a Participant hereunder with respect to periods of employment prior to his or her separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”) and amounts deferred after such Participant resumes active employment with the Company or an Adopting Subsidiary.

(c)	Amounts deferred pursuant to a Deferral Election shall be credited to the applicable Account as of the date the Participant would otherwise have received the deferred amounts in the absence of a Deferral Election. Any amount credited under the Excess 401(k) Contributions Feature of the Plan shall be credited to the applicable Account as of the date the amount would have been allocated under the Profit Sharing Plan if the Limits had not applied. Adjustments of a Participant’s various subaccounts to reflect investment experience and distributions shall in all cases be done on a pro-rata basis and such subaccounts shall be treated in the same manner for all other purposes of the Plan, except as specifically provided in Section 9.2 below.

5.2 Investment Elections and Earnings Credits.

(a)	Each Participant in the Plan shall be permitted from time to time to make an investment election regarding the manner in which his or her Account shall be deemed invested. Subject to the following, the Committee shall establish and communicate to Participants the investment choices that will be available to Participants and the procedures for making and changing investment elections, as it may from time to time determine to be appropriate. Unless otherwise determined by the Committee, a Participant’s investment election may be split among the available choices in increments of 1%, totaling 100%.

(b)	As of January 1, 2008, the available investment choices under the Plan are:

(i)	a rate of return based upon the McDonald’s Common Stock Fund under the Profit Sharing Plan, after adjustment for expenses under the Plan (the “Excess McDonald’s Common Stock Return”);

(ii)	a rate of return based upon the Stable Value Fund under the Profit Sharing Plan, after adjustment for expenses under the Plan (the “Excess Stable Value Return”); and

(iii)	a rate of return based upon the S&P 500 Index Fund under the Profit Sharing Plan, after adjustment for expenses under the Plan (the “Excess S&P 500 Index Return”).

(c)	For any period during which a Participant has failed to make an investment election, the Participant’s Account shall be credited with the Excess Stable Value Return. A Participant’s investment election will continue in effect until the Participant files a new investment election.

5.3 Vesting. A Participant shall be fully vested at all times in the balance of his or her Account.

Section 6

Payment of Benefits

6.1 Time and Method of Payment. The distribution of the Participant’s Account balance shall be paid or commence to be paid as soon as practicable on or after the Participant’s Distribution Commencement Date. A Participant’s “Distribution Commencement Date” is the first business day of the seventh month following the month in which the Participant has a Separation from Service. The lump sum subaccount of a Participant’s Account will be distributed in a single lump sum as soon as reasonably practicable (but not more than 90 days) after the Participant’s Distribution Commencement Date and the installment subaccount of the Participant’s Account will commence to be distributed in installments at the frequency and over the duration elected by the Participant in the first Deferral Election in which he elected installments. The installment payments will commence as soon as reasonably practicable (but not more than 90 days) after the Participant’s Distribution Commencement Date.

If any amount is credited to a Participant’s Account after his or her Distribution Commencement Date with respect to services performed prior to the Participant’s Separation from Service, the portion of such amount, if any, that is credited to the Participant’s lump sum subaccount will be distributed to the Participant immediately after such amount is credited to his lump sum subaccount, and the portion of such amount credited to the Participant’s installment subaccount will be distributed to the Participant over the remaining installment period.

Notwithstanding any election made by a Participant pursuant to Section 4.2, if a Participant dies before receiving his or her entire Account balance, the Participant’s designated beneficiary or beneficiaries will receive the Participant’s entire remaining Account balance in a single lump sum as soon as reasonably practicable (but not more than 90 days) after the later of (i) the Participant’s Distribution Commencement Date, or (ii) the first day of the month following the date of the Participant’s death.

6.2 Small Balance Rule. Notwithstanding any election made by a Participant pursuant to Section 4.2, if the balance in a Participant’s Account as of the Participant’s Separation from Service is less than $50,000, then such Participant’s Account shall be paid in a single lump sum as soon as administratively practicable on or after the Participant’s Distribution Commencement Date.

6.3 Medium of Payment. All payments shall be made in cash.

6.4 Withholding of Taxes. The Company shall withhold any applicable Federal, state or local income tax from payments due under the Plan in accordance with such procedures as the Company may establish. Generally, any Social Security taxes, including the Medicare portion of such taxes, shall be withheld from other compensation payable to the Participant in question, or paid by the Participant in question to the Company, at the time amounts are credited to the Participant’s Account. The Company shall also withhold any other employment or other taxes as necessary to comply with applicable laws.

6.5 Beneficiary.

(a)	A Participant shall have the right to name a beneficiary or beneficiaries who shall receive the balance of a Participant’s Account in the event of the Participant’s death prior to the payment of his or her entire Account (a “Beneficiary Designation”). A beneficiary may be an individual, a trust or an entity that is tax-exempt under Code Section 501(c)(3). If a Participant does not name a beneficiary under this Plan or if the Participant survives all of his or her named beneficiaries (including contingent beneficiaries), the Participant’s Account shall be paid to the beneficiary or beneficiaries designated by the Participant to receive distributions under the Supplemental Plan (if any) and if the Participant does not have a valid beneficiary designation in effect under the Supplemental Plan as of the date of his or her death, the Participant’s Account will be distributed to his or her estate. A Participant may change or revoke an existing Beneficiary Designation by filing another Beneficiary Designation with the Committee. The latest Beneficiary Designation received by the Committee shall be controlling.

(b)	A beneficiary designated by a Participant or another beneficiary who has not yet received payment of the entire benefit payable to him or her under the Plan shall have the right to name a beneficiary or beneficiaries to receive the balance of such benefit in the event of the beneficiary’s death prior to the payment of the entire amount of such benefit, in accordance with Section 6.5(a) above, as if the beneficiary were a Participant (regardless of whether the Participant or such other beneficiary is still alive).

(c)	In addition, after the death of a Participant or a beneficiary thereof, any beneficiary designated by the Participant or such deceased beneficiary, as applicable, who has not yet received payment of the entire benefit payable to him or her under the Plan shall be treated for purposes of Section 5 of the Plan in the same manner as the Participant with respect to the Account or portion thereof of which such person is the beneficiary.

6.6 Section 409A Transition Elections. Pursuant to the transition relief granted under Section 409A of the Internal Revenue Code, each Participant who is an employee of Company or an Adopting Subsidiary may make a one-time irrevocable election (a “Section 409A Transition Election”) to request a lump sum distribution of the Participant’s Account in accordance with paragraph (a) below and/or to change the duration and/or frequency of installment payments in accordance with paragraph (b) below. A Participant’s Section 409A Transition Election must be made no later than November 14, 2008 or such later date designated by the Company provided that such date shall be no later than December 1, 2008 (the “Section 409A Transition Election Date”). If a Participant makes a Section 409A Transition Election on or after the date on which such Participant has a Separation from Service, his or her Section 409A Transition Election shall be null and void and distribution of the Participant’s Account will be made in accordance the terms of the Plan without regard to this Section 6.6. A Participant’s Section 409A Transition Election will be subject to the following terms and conditions:

(a)	Lump Sum Payment Election. A Participant who is eligible to make a Section 409A Transition Election may elect under this paragraph (a) to receive a distribution of all amounts credited to his or her Account under this Plan as of December 31, 2008 (as adjusted for investment earnings, gains and losses through the date of distribution) in a single lump sum payment on January 8, 2009. A Section 409A Transition Election made under this paragraph (a) shall not apply to amounts credited to the Participant’s Account after December 31, 2008 and shall not affect the Participant’s continued participation in the Plan. Except as provided in paragraph (b) below, all amounts credited to the Participant’s Account under the Plan on or after January 1, 2009 shall be distributed in accordance with the terms of the Plan without regard to this Section 6.6.

(b)

Change in Installment Payment Period. A Participant who is eligible to make a Section 409A Transition Election may elect to change the duration and/or the frequency of any installment payments previously elected by such Participant pursuant to Section 4.2. An election made under this paragraph (b) must specify the duration of installment payments (from 2 to 15 years) and the frequency of installment payments (monthly, quarterly or annual). Such an election shall replace the duration and frequency elected by the Participant when the Participant made his or her initial installment payment election under Section 4.2 and apply to all amounts distributable to the Participant in the form of installments. Except as provided in paragraph (a), in no event shall a Section 409A Transition Election made under this Section 6.6 cause any amounts that the Participant previously elected to receive in a lump sum to be paid in the form of installments or any amounts that the Participant previously elected to receive in the form of installments to be paid in a lump sum.

If a Participant makes an election under both paragraph (a) and paragraph (b), the election under paragraph (a) shall apply to all amounts credited to the Participant’s Account as of December 31, 2008 (as adjusted for investment earnings, gains and losses through the date of distribution) and the election under paragraph (b) will apply to all amounts credited to the Participant’s on or after January 1, 2009 that the Participant elects to receive in form of installments pursuant to Section 4.2.

Section 7

Miscellaneous

7.1 Funding. Benefits payable under the Plan to any Participant shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may, in the discretion of the Committee, make investments (a) in shares of McDonald’s Common Stock through open market purchases or (b) in other investments in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment shall remain an asset of the Company subject to the claims of its general creditors.

7.2 Account Statements. The Company shall provide Participants with statements of the balances of their Accounts under the Plan at least annually.

7.3 Employment Rights. Establishment of the Plan shall not be construed to give any employee or Participant the right to be retained in the Company’s service or that of its subsidiaries and affiliates, or to any benefits not specifically provided by the Plan.

7.4 Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of Section 6.5 above, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber benefits under the Plan, or if by any reason of the Participant’s bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Company, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such individual’s spouse, children or other dependents, or any of them, in such manner as the Company may deem proper.

7.5 Forfeitures and Unclaimed Amounts. Unclaimed amounts shall consist of the amount of the Account of a Participant that cannot be distributed because of the Committee’s inability, after a reasonable search, to locate a Participant or the Participant’s beneficiary, as applicable, within a period of two years after the Payment Date upon which the payment of benefits becomes due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Company under the Plan. After an unclaimed amount has been forfeited, the Participant or beneficiary, as applicable, shall have no further right to the Participant’s Account.

7.6 Controlling Law. The law of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

7.7 Action by the Company. Except as otherwise specifically provided in the Plan, any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors of the Company or by action of any member of the Committee or person(s) authorized by resolution of the Board of Directors of the Company.

7.8 Section 16. Notwithstanding any other provision of the Plan, the Compensation Committee may impose such restrictions, rules and regulations on the terms and conditions of participation in the Plan by any Participant who has been deemed by the Board of Directors of the Company to be subject to Section 16 of the Securities Exchange Act of 1934, as amended, as the Compensation Committee may determine to be necessary or appropriate. Any investment election made pursuant to Section 5.2 that would result in liability or potential liability under said Section 16 shall be void ab initio.

Section 8

Subsidiary Participation

8.1 Adoption of Plan. Any entity in which the Company directly or through intervening subsidiaries owns 80% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, 80% or more interest in the capital and profits (a “Subsidiary”) may, with the approval of the Compensation Committee and under such terms and conditions as the Compensation Committee may prescribe, adopt the corresponding portions of the Plan by resolution of its board of directors and thereby become an “Adopting Subsidiary” The Compensation Committee may amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Adopting Subsidiary, provided, however, that an Adopting Subsidiary shall not have the authority to amend or terminate the Plan under Section 9 below. Exhibit B identifies the Adopting Subsidiaries as of January 1, 2010. The Committee may amend Exhibit B from time to time to reflect changes in the Adopting Subsidiaries.

8.2 Withdrawal from the Plan by Subsidiary. Any Adopting Subsidiary shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Compensation Committee, to withdraw from the Plan by delivering to the Compensation Committee written notice of its election to withdraw, upon which it shall be considered a “Withdrawing Subsidiary.” Upon receipt of such notice, the Withdrawing Subsidiary shall establish a successor plan and assume full responsibility (i) for payment of the Account of each Participant who is currently employed by the Withdrawing Subsidiary on the effective date of the Withdrawing Subsidiary’s withdrawal from the Plan, (ii) to the extent required by the Compensation Committee, for payment of the Account of each Participant who had a Separation from Service prior to the effective date on the Withdrawing Subsidiary’s withdrawal from the Plan and whose last period of service prior to his or her Separation from Service was with the Withdrawing Subsidiary, and (iii) for continuing to honor the irrevocable Deferral Elections, if any, that are still in effect with respect to each such Participant. The Company shall have no further obligations to such Participants or any of their beneficiaries under the Plan to the extent that the liability for the payment of their Accounts is assumed by such Withdrawing Subsidiary.

Notwithstanding the foregoing, if an Adopting Subsidiary ceases to be a Subsidiary for any reason, such Affiliated Subsidiary shall be deemed to have withdrawn from the Plan and become a Withdrawing Subsidiary in accordance with this Section 8.2 immediately before such Affiliated Subsidiary ceases to be a Subsidiary, unless the Company and the Affiliated Subsidiary or the person or group of persons that acquires a controlling interest in the Affiliated Subsidiary enter into an agreement that requires the Company to retain the liability for the payment of benefits under the Plan with respect to such Affiliated Subsidiary and/or to effect a Partial Termination of the Plan in accordance with Section 8.3 with respect to such Affiliated Subsidiary.

8.3 Partial Termination of the Plan Upon a Subsidiary Change of Control Event. Notwithstanding any other provision of the Plan, if an Adopting Subsidiary undergoes a Subsidiary Change of Control Event, as defined below (a “Disaffiliated Subsidiary”), the

Company, in its sole discretion, may terminate the portion of the Plan (a “Partial Termination”) covering those Participants (“Disaffiliated Participants”) who immediately following the occurrence of such Subsidiary Change of Control Event are employed by, or are otherwise performing services for, such Disaffiliated Subsidiary. Any such Partial Termination of the Plan shall be done in accordance with and subject to the requirements imposed under Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), including the following:

(a)	The Company may amend the Plan pursuant to Section 9.1 at any time during the period commencing 30 days prior and ending 12 months after the occurrence of a Subsidiary Change of Control Event to implement a Partial Termination with respect to such Subsidiary Change of Control Event.

(b)	If a Partial Termination amendment is timely adopted, each Disaffiliated Participant will receive, within the 12 month period following the date the Partial Termination amendment is adopted, a lump sum distribution of his or her entire Account balance under the Plan and his or her entire account balance under all other Company-sponsored deferred compensation plans that together with the Plan are required to be treated as a single “plan” under Treasury Regulation Section 1.409A-1(c)(2) immediately following the Subsidiary Change of Control Event.

(c)	An Adopting Subsidiary shall undergo a “Subsidiary Change of Control Event” if (i) it ceases to be a Subsidiary as a result of a stock or asset sale or similar transaction and (ii) such sale or other transaction constitutes a “change in the ownership” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)) of such Adopting Subsidiary, a “change in effective control” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(1)) of such Adopting Subsidiary, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)) of such Adopting Subsidiary.

8.4 Transfer of Benefit Liabilities to an Asset Purchaser. In the event of a sale or other disposition of assets by the Company or an Affiliated Subsidiary to an unrelated purchaser (“Purchaser”) in a transaction that is described in Treasury Regulation Section 1.409A-1(h)(4), the Company and the Purchaser may agree that the Purchaser will assume the benefit liabilities of all Participants hereunder who continue to provide services to the Purchaser (or any related entity that together with Purchaser is treated as a single employer pursuant to Code Section 414(b) or (c)) immediately following such sale or disposition of assets and each such Participant shall not be treated as having had a Separation form Service hereunder provided that the requirements of Treasury Regulation Section 1.409A-1(h)(4) are satisfied.

Section 9

Amendment and Termination; ERISA Issues

9.1 Amendment and Termination. The Company reserves the right at any time by action of its Board of Directors of the Company or the Compensation Committee to modify, amend or terminate the Plan; provided, however, that no such amendment or termination of the Plan shall result in a reduction or elimination of a Participant’s Account; and further provided that, except as provided in Section 9.3, no such amendment or termination shall result in any acceleration or delay in the payment of any amount due under this Plan except to the extent such acceleration or delay is permitted by Section 409A. The Compensation Committee shall provide notice of amendments adopted by the Compensation Committee to the Board of Directors of the Company on a timely basis.

Notwithstanding the foregoing, the Company’s Corporate Executive Vice President - Human Resources and its Corporate Executive Vice President, General Counsel and Secretary may amend or modify the terms of the Plan and may amend, modify or terminate any Deferral Election made hereunder to the extent necessary or advisable to comply with the requirements of Section 409A.

9.2 Termination of the Plan Upon a Change of Control of the Company. Notwithstanding any other provision in this Plan to the contrary, immediately following a Change of Control of the Company (as defined below), the Plan shall be terminated and each Participant and each beneficiary of a deceased Participant (without regard to whether such Participant has had a Separation from Service or is then receiving installments payments) shall receive an immediate lump sum distribution of his or her entire remaining Account balance.

For purposes of this Section 9.2, a “Change of Control of the Company” means a “change in the ownership” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)) of the Company, a “change in effective control” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)) of the Company, or a “change in the ownership of a substantial portion of the assets” (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)) of the Company.

9.3 ERISA Issues. It is the intention of the Company that the Plan be a nonqualified deferred compensation plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA covering a select group of management or highly compensated employees of the Company or an Adopting Subsidiary (a “Top Hat Plan”).

Section 10

Committee Actions and Electronic Elections

10.1 Actions of Committees. Any actions by the Committee or the Compensation Committee shall be taken upon the approval of a majority of the members thereof at any in-person or telephonic meeting or in writing.

10.2 Electronic Elections. Anything in the Plan to the contrary notwithstanding, the Committee may in its discretion may make disclosure or give information to Participants and beneficiaries and permit Participants or their beneficiaries to make electronic elections in lieu of written disclosure, information or elections provided in the Plan. In making such a determination, the Committee shall consider the availability of electronic disclosure of information and elections to Participants and beneficiaries, the protection of the rights of Participants and their beneficiaries, the appropriateness of the standards for authentication of identity and other security considerations involved in the electronic election system and any guidance issued by any relevant governmental authorities.

Section 11

Special Provisions for Rehired Employees

11.1 Deferral Elections of Rehired Participants. A Participant’s Separation from Service shall have no effect on any Deferral Election in effect at the time of the Participant’s Separation from Service and such Deferral Election shall continue to apply to any Compensation, Annual Bonus and/or Long-Term Cash Bonus, as applicable, that the Participant receives for the relevant period to which the Deferral Election applies. If the Participant subsequently resumes service with the Company or a Subsidiary, the Participant may not amend or modify any Deferral Election that remains in effect on the date the Participant resumes service. The Participant may file new Deferral Elections, if he or she is eligible to do so, at such time and in accordance with the terms and conditions as are set forth in Section 4.1.

11.2 Payments to Rehired Participants. If a Participant has a bona fide Separation from Service and thereafter resumes service with the Company or any Subsidiary (whether as an employee or independent contractor), the portion of the Participant’s Account balance attributable to amounts deferred from compensation earned prior to such Separation from Service (as adjusted for net investment earnings, gains and losses) shall be distributed to the Participant based on such Separation from Service without regard to the Participant’s resumption of service, and any amounts deferred from compensation earned after the Participant’s resumption of service (as adjusted for net investment earnings, gains and losses) shall not be distributed to the Participant until the Participant’s subsequent Separation from Service. If a Participant had a Separation from Service and subsequently resumed active service with the Company or a Subsidiary prior to January 1, 2008, then distributions from the Participant’s Account were suspended in accordance with the terms of the Plan in effect at the time the Participant resumed active service with the Company or a Subsidiary and the Participant’s distributions will not commence until he or she has another Separation from Service.

Section 12

Claims Procedures

12.1 Filing a Claim. A Participant or beneficiary of a Participant who believes that he or she is eligible for a benefit under this Plan that has not been provided may submit a written claim for benefits to the Committee. The Committee shall evaluate each properly filed claim and notify the claimant of the approval or denial of the claim within 90 days after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time for processing the claim is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 90-day period, specifying the circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than 180 days after the date on which the Committee received the claim). If a claim is denied in whole or in part, the Committee shall provide the claimant with a written notice setting forth (a) the specific reasons for the denial, (b) references to pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information needed and an explanation of why such material or information is necessary, and (d) the claimant’s right to seek review of the denial pursuant to Section 12.2 below.

12.2 Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Committee review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Committee within 60 days after the date on which the claimant received written notice from the Committee of the denial. Within 60 days after the Committee receives a properly filed request for review, the Committee shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Committee shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Committee received the request for review). The Committee shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

Executed in multiple originals this 22nd day of March, 2010.

McDONALD’S CORPORATION

By:	/s/ Richard Floersch
Name:	Richard Floersch
Title:	Corporate Executive Vice President and Chief Human Resources Officer

EXHIBIT A

Index of Defined Terms

Defined Term	Section

Account	5.1(a)
Adopting Subsidiary	8.1
Annual Bonus	2.2(a)
Annual Bonus Deferral Election	2.2(a)
Annual Bonus Plan	2.2(a)
Annual Deferral Elections	4.1(a)
Annualized Compensation	3.1(c)
Beneficiary Designation	6.5(a)
Change of Control of the Company	9.2
Code	1.1
Committee	1.4
Company	1.1
Compensation	3.2(c)
Compensation Committee	1.4
Compensation Determination Date	3.1(b)
Deferral Election	4.1
Deferred Bonus Eligible Employee	2.1
Deferred Bonus Feature	1.3(a)
Disaffiliated Participants	8.3
Disaffiliated Subsidiary	8.3
Distribution Commencement Date	6.1
Election Due Date	4.1(a)
Elective Deferrals	3.2(a)
ERISA	7.6
ERRP	2.3
Excess 401(k) Contributions Deferral Election	3.2(a)
Excess 401(k) Contributions Deferral Eligible Employee	3.3
Excess 401(k) Contributions Eligible Employee	3.1
Excess 401(k) Contributions Feature	1.3(a)
Excess McDonald’s Common Stock Return	5.2(b)(i)
Excess S&P 500 Index Return	5.2(b)(iii)
Excess Stable Value Return	5.2(b)(ii)
Limits	3.2(d)
Long-Term Bonus Deferral Election	2.2(b)
Long-Term Cash Bonus	2.2(b)
Long-Term Cash Bonus Plan	2.2(b)
Partial Termination	8.3
Participants	1.3(b)
Plan	1.1
Profit Sharing Plan	1.2(a)

Defined Term	Section

Section 409A	1.5
Separation from Service	5.1(b)
Specified Year	3.1
Subsidiary	8.1
Subsidiary Change of Control Event	8.3(c)
Supplemental Plan	1.1
Top Hat Plan	9.3
Withdrawing Subsidiary	8.2

EXHIBIT B

Adopting Subsidiaries

McDonald’s USA, LLC

McDonald’s Latin America, LLC

McDonald’s AMEA, LLC

McDonald’s International, LLC

McDonald’s Europe, Inc.